Exhibit 99.1

INFORMATION
Furniture Brands International, Inc.
FOR IMMEDIATE RELEASE	1 North Brentwood Blvd. St. Louis, Missouri 63105

For Further Information Call
John Hastings
314-863-1100
FURNITURE BRANDS INTERNATIONAL STRENGTHENS BOARD
St. Louis, Missouri, May 19, 2010 — Furniture Brands International (NYSE: FBN) announced today the appointment of a new member to the company’s board of directors.
Ann S. Lieff joins the board effective May 14. Ms. Lieff, 58, is the founder of The Lieff Company, a business consulting firm, and has been its President since 1998. Prior to this, Ms. Lieff was the president and chief executive officer of Spec’s Music, a publicly-held regional retail chain founded in 1948. Ms. Lieff is a member of the board of directors of Hastings Entertainment, a multimedia entertainment retailer, and Birks & Mayors, a jewelry designer and retailer, and the Herzfeld Caribbean Basin Fund. Ms. Lieff had previously served on the board of directors of Claire’s Stores.
Ms. Lieff’s appointment and the recent election to the board of James M. Zimmerman strengthen the retail and general management expertise of the board. From 1988 to his retirement in 2004, Mr. Zimmerman held a number of roles with Federated Department Stores, including chairman of the board, chief executive officer, and chief operating officer. He is currently a director of The Chubb Corporation and Fossil, Inc. and has also served on the boards of the H.J. Heinz Company, Goodyear Tire and Rubber Company and Convergys Corporation.
“Furniture Brands welcomes Ann and Jim to the board of directors. Their public company board service and experience with the retail consumer will complement the board’s expertise in this important commercial area,” said Chairman and Chief Executive Officer Ralph P. Scozzafava. “Our board now represents a broad cross-section of industry, financial, marketing, retail, and corporate governance experience. I look forward to working with Ann and Jim and the rest of the board to continue to drive Furniture Brands’ strategic mission.”
About Furniture Brands
Furniture Brands International (NYSE: FBN) is one of the world’s leading designers, manufacturers, sourcers, and retailers of home furnishings. It markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.
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